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                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statement of First-Knox Banc Corp. Savings Retirement Plan on Form S-8 and the corresponding prospectus of our report dated January 18, 1996, on our audits of the consolidated financial statements of First-Knox Banc Corp., as of December 31, 1995 and 1994, and for the years ended December 31, 1995, 1994 and 1993, which report is included in the Annual Report on Form 10-K and our report dated May 16, 1996, on our audit of the financial statements and financial statement schedules of the First-Knox Banc Corp. Savings Retirement Plan as of December 31, 1995 and for the year then ended, which report is included in the Annual Report on Form 11-K.


                                        Crowe, Chizek and Company LLP

Columbus, Ohio
June 28, 1996


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